THE COEUR D'ALENES COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

1. Proposal to amend the Company's amended and restated certificate of Incorporation to effect a reverse stock split followed by a forward Stock split of the Company's Common Stock
( ) For  ( ) Against  ( ) Abstain

2. Election of Nominees

The undersigned holder of shares of capital stock of THE COEUR D'ALENES COMPANY ("Cd'A") hereby appoints Jimmie T.G. Coulson and Marilyn A. Schroeder, and each of them, with power of substitution, as proxy of the undersigned to attend the Annual Meeting of Shareholders of Cd'A to be held on _________, 2002, and any postponements or adjournments thereof, and to vote all shares of capital stock of Cd'A the undersigned would be entitled to vote if personally present as follows:
(   ) For All Nominees
(   ) For All Except as Listed Below
(   ) Withhold All Nominees

Jimmie Coulson
Marilyn Schroeder
Wendell Satre
Robert Shanewise
Lawrence Stanley

LIST EXCEPTIONS:

NOTE: Please sign this proxy exactly as your names appear on the label. Joint owners should each sign personally.
If signing as Attorney, Executor, Administrator, Guardian or Trustee, please list full title. If a corporation, please provide full corporate name and have a duly authorized officer or officers sign on behalf of the corporation and list full title. If your address is incorrect or the zip code is missing, please indicate corrections or provide zip code to facilitate future mailings.

3. Ratification of the selection of BDO Seidman as independent certified public accountants for the Company.
The shares represented by this proxy will be voted at the meeting and will be voted in accordance with the specification made. If no specification is made, such shares shall be voted in favor of each action.

  FOR       AGAINST      ABSTAIN



           , 2002
Signature


PROXY CARD INSTRUCTIONS
This Proxy Card is made up of two sections. The Proposal Section has been designed to present the issuer's proposals for your consideration. You may wish to retain this section for your records.
The voting Section has been designed to accommodate the various proposals and offer quick and accurate tabulation of your valued vote.
For Election of Nominees:
Mark "FOR ALL" if you wish to vote for all nominees
Mark "WITHHOLD ALL" if you wish to vote against all nominees
Mark "FOR ALL EXCEPT AS LISTED BELOW" if you wish to withhold authority for any individual nominee. Then, write the name of the nominee for whom you wish to withhold authority in the space provided. If you wish to withhold authority for more than one nominee, simply list the names in the spaces provided. If no instructions are given with respect to the matters to be acted upon, the shares represented by teh proxy will be voted in favor of all three proposals.

NOTE: Please sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

It is very important that you date and sign your card. Failure to do so may result in your proxy being declared invalid.
After making your selections, signing and dating the card, carefully detach the Voting Section and return it to us for tabulation using the enclosed postage paid envelope.